August 31, 2005

Mail Stop 3561

Via US Mail and Facsimile

Mr. Mark Wilsher
Chief Financial Officer
Nile House, Nile Street
Brighton, East Sussex
BNI 1HW, England

Re:	FutureMedia PLC
	Form 20-F for the fiscal year ended April 30, 2004
	Commission file #: 000-21978


Dear Mr. Wilsher:

We have completed our review of your Form 20-F and related filings and have no further comments at this time.

								Sincerely,


								Linda Cvrkel
								Branch Chief
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FutureMedia PLC
March 21, 2005
Page 1